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                                                                     EXHIBIT 3.3


                           CERTIFICATE OF ELIMINATION
                      OF SERIES C 7% CUMULATIVE CONVERTIBLE
                               PREFERRED STOCK OF
                                    PNV INC.

                    -----------------------------------------

                   Pursuant to Section 151 (g) of the General
                    Corporation Law of the State of Delaware
                    -----------------------------------------

         PNV Inc., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation at a meeting duly held on October 25, 1999:

         RESOLVED, that no shares of the Corporation's Series C 7% Cumulative Convertible Preferred Stock ("Series C Preferred Stock") are outstanding and none shall be issued by the Corporation pursuant to the Certificate of Designations designating the powers, designations, preferences, rights, qualifications, limitations and restrictions of the Series C Preferred Stock filed with the Secretary of State of the State of Delaware on August 22, 1997, as corrected on April 7, 1998, and as amended on May 7, 1998, June 3, 1999, September 15, 1999, and November 3, 1999, and that the Series C Preferred Stock be eliminated and the number of designated shares of Series C Preferred Stock be reduced to zero, and that all 3,750,000 shares of the Series C Preferred Stock resume the status which they had prior to the adoption of the first resolution of this Board of Directors setting forth the powers, designations, preferences, rights, qualifications, limitations, and restrictions of the Series C Preferred Stock, which status is that of authorized but undesignated preferred stock of the Corporation, par value $.01 per share.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Robert P. May, its Chief Executive Officer on this 21st day of December, 1999.


                                 PNV INC.


                                 By: /s/ ROBERT P. MAY
                                     ----------------------------------------
                                       Robert P. May, Chief Executive Officer